Armstrong World Industries Reports Third Quarter 2011 Results

Highlights for the Third Quarter of 2011

•	Adjusted EBITDA of $124 million, up 11% over the 2010 period
•	Operating Income of $92.8 million more than doubled from the 2010 period
•	Cost savings program accelerated
•	Management lowers 2011 guidance ranges

LANCASTER, Pa., October 31, 2011 /PRNewswire via COMTEX/ --Armstrong World Industries, Inc. (NYSE: AWI), a global leader in the design and manufacture of floors, ceilings, and cabinets, today reported third quarter 2011 results.

Third Quarter Results

(Amounts in millions except per share data)	Three Months Ended September 30,
	2011	2010	Change
Net sales	$ 773.6	$ 739.8	4.6%
Operating income	92.8	45.0	Favorable
Net income	52.5	24.6	Favorable
Diluted earnings per share	$ 0.89	$ 0.42	Favorable

Consolidated net sales increased approximately $34 million or 5% compared to the prior year period.  Excluding approximately $29 million of favorable foreign exchange impact for the quarter, sales were relatively flat compared to the prior year period.  On a consolidated level, volume declines were offset by price and mix.  Volumes decreased in Worldwide Resilient and European Building Products, while volumes grew in Wood Flooring, Cabinets and Building Products Americas.

Operating income and net income both increased due to the cost reduction actions initiated in 2010, which resulted in lower manufacturing costs and core SG&A expenses when compared to the same period last year.  Input cost inflation increased $14 million versus third quarter 2010, driven by a broad array of input items including PVC, plasticizers and Titanium Dioxide.

“On an adjusted basis, total company EBITDA was up 11% from Q3 2010 levels, on relatively flat sales, illustrating that the businesses continue to execute well in a tough operating environment,” said Matt Espe, President and CEO.  “The economic climate continues to be a challenge and, as a result, we saw lower volumes across most of our businesses.  We achieved increased profitability through the execution of our cost savings plans, pricing ability, mix gains from new products and leverage of LEAN investments.  We continue to focus on running the businesses and managing factors within our control and, in the third quarter, we were encouraged to see our Wood Flooring business, in particular, have another strong earnings quarter following their impressive Q2 results.”

(Non-GAAP) Financial Metrics*

(Amounts in millions except per share data)	Three Months Ended September 30,
	2011	2010	Change
Adjusted operating income	$ 97	$ 83	17%
Adjusted net income	51	48	6%
Adjusted diluted earnings per share	$ 0.86	$ 0.82	5%
Free cash flow	$ 73	$ 79	($6)

(Amounts in millions except per share data)	Three Months Ended September 30,
	2011	2010	Change
Adjusted EBITDA
Building Products	$ 86	$ 82	5%
Resilient Flooring	22	32	(31)%
Wood Flooring	20	1	Favorable
Cabinets	2	-	Favorable
Unallocated Corporate	(6)	(3)	Unfavorable
Consolidated Adjusted EBITDA	$ 124	$ 112	11%

*The Company uses the above non-GAAP adjusted measures, as well as other non-GAAP measures mentioned below, in managing the business and believes the adjustments provide meaningful comparisons of operating performance between periods. Adjusted operating income and adjusted EBITDA exclude the impact of foreign exchange, restructuring charges and related costs, impairments, and certain other gains and losses related to discrete unusual items.  Adjusted figures are reconciled to the most comparable GAAP measures in tables at the end of this release.

Improvements in adjusted operating income and EBITDA were driven by reductions in manufacturing costs, coupled with the impact of better pricing and reductions in SG&A expenses, which were partially offset by increased input costs.  The reduction in free cash flow was primarily due to higher capital expenditures and interest expense.

Third Quarter Segment Highlights
(Amounts in millions)

Building Products

	Three Months Ended September 30,
	2011	2010	Change
Total segment net sales	$ 335.9	$ 309.8	8.4%
Operating income	$ 72.4	$ 59.2	22.3%

The increase in net sales was driven by favorable foreign exchange of approximately $15 million and better price and mix, which were partially offset by lower volumes in Europe and the Pacific Rim where volumes declined in Australia, offsetting growth in China and India.  Operating income increased as the benefits of price, mix, earnings from WAVE and SG&A savings offset inflationary headwinds and lower volumes in Europe.

Resilient Flooring

	Three Months Ended September 30,
	2011	2010	Change
Total segment net sales	$ 271.0	$ 275.3	(1.6)%
Operating income	$ 10.6	$ 10.1	5.0%

Net sales decreased slightly as favorable foreign exchange of approximately $13 million and improved product mix and price were more than offset by volume declines in all geographies.  Net sales declines in the European markets reflect the volume reductions related to the restructuring of our European flooring business which included the exit of the residential flooring business and simplification of our country and product offerings.  Excluding the impact of these actions, volumes in the European markets were still down slightly.

The increase in operating income was due to reduced manufacturing costs, improved price and reductions in SG&A expenses, which were partially offset by volume declines and raw material inflation.  Operating income for the 2011 period included $4.6 million of severance and impairment and restructuring related costs in Europe.  Third quarter 2010 results were impacted by approximately $15.1 million of costs related to the restructuring of the European business, income of approximately $7.0 million related to laminate duty refunds, and charges of $5.5 million of costs related to the closure of our Montreal, Canada, facility.

Wood Flooring

	Three Months Ended September 30,		Change
	2011	2010
Total segment net sales	$ 127.2	$ 119.8	6.2%
Operating income (loss)	$ 17.4	$ (13.3)	Favorable

Net sales increased in the third quarter as higher volumes were partially offset by unfavorable price and mix.  Operating income increased as a result of reduced manufacturing and SG&A costs, favorable input costs when compared to the prior year, and volume gains.  Additionally, the 2010 period included $10.5 million of fixed asset write downs and severance charges related to the closure of two manufacturing facilities.

Cabinets
	Three Months Ended September 30,
	2011	2010	Change
Total segment net sales	$ 39.5	$ 34.9	13.2%
Operating income (loss)	$ 1.7	$ (1.2)	Favorable

Net sales increased as stronger volumes were partially offset by less favorable product mix.  Operating income improved primarily due to reduced SG&A expenses and stronger volumes, which were partially offset by unfavorable product mix.

Corporate

Unallocated corporate expense of $9.3 million decreased from $9.8 million in the prior year. The third quarter 2011 expense included a $6.2 million lower pension credit compared to 2010.  The third quarter 2010 expense included $2.3 million of CEO transition costs. After consideration of these items, corporate expenses declined due to lower headcount and professional services spending.

Year to Date Results

(Amounts in millions except per share data)	Nine Months Ended September 30,
	2011	2010	Change
Net Sales (as reported)	$ 2,207.4	$ 2,123.5	4.0%
Operating Income (as reported)	217.6	111.3	95.5%
Adjusted EBITDA	325	256	27%
Free cash flow	$ 79	$ 137	($58)

Excluding a $57 million favorable impact from exchange rates, net sales increased by 1.2% percent as volume declines were more than offset by price and mix gains.

Significant reductions in manufacturing costs and SG&A expenses, coupled with price and mix gains more than offset the negative margin impact of inflation in input costs and lower volumes.

The reduction in free cash flow was primarily due to changes in working capital, increased capital expenditures, and higher interest expense in the 2011 period.

Market Outlook and 2011 Guidance

The company is updating its previous 2011 net sales and EBITDA guidance from its previously communicated range.  Embedded in this update is a forecast for organic growth of slightly less than 4% for the full year, down from its previous expectation of 6%.  This update is largely driven by reduced volumes in its domestic residential businesses and modest softness in European commercial markets.  “We continue to see prolonged weakness in our residential focused businesses, reflecting the reduced new housing and remodeling market opportunity.  To compensate for weaker markets, we continue to drive plans to deliver cost savings, which is evidenced by our ability to accelerate $10 million of our cost savings program into 2011,” said Tom Mangas, Senior Vice President and CFO.

(Amounts in millions)	2011 Estimate Range
Net Sales	$ 2,850 – $ 2,900
Adjusted EBITDA	$ 380 to $ 400

Additional forward looking non-GAAP metrics are available on our web site at http://www.armstrong.com/ under the Investor Relations tab.

Earnings Webcast

Management will conduct a discussion for shareholders during a live Internet broadcast beginning at 1:00 p.m. Eastern time today. This event will be broadcast live on the Company's Web site.  To access the call and accompanying slide presentation, go to www.armstrong.com. and click "For Investors".  The replay of this event will also be available on the Company's Web site for up to one year after the date of the call.

Uncertainties Affecting Forward-Looking Statements

Our disclosures in this presentation and in our other public documents and comments contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Those statements provide our future expectations or forecasts and can be identified by our use of words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "outlook," and other words or phrases of similar meaning in connection with any discussion of future operating or financial performance. Forward-looking statements, by their nature, address matters that are uncertain and involve risks because they relate to events and depend on circumstances that may or may not occur in the future.  A more detailed discussion of the risks and uncertainties that may affect our ability to achieve the projected performance is included in the “Risk Factors” and “Management’s Discussion and Analysis” sections of our recent reports on Forms 10-K and 10-Q filed with the SEC.  As a result, our actual results may differ materially from our expected results and from those expressed in our forward-looking statements.  Forward- looking statements speak only as of the date they are made.  We undertake no obligation to update any forward-looking statements beyond what is required under applicable securities law.

About Armstrong and Additional Information

More details on the Company's performance can be found in its Form 10-Q that will be filed with the SEC today.

Armstrong World Industries, Inc. is a global leader in the design and manufacture of floors, ceilings and cabinets.  In 2010, Armstrong's consolidated net sales totaled approximately $2.8 billion.  Based in Lancaster, Pa., at September 30, 2011 Armstrong operated 31 plants in seven countries and has approximately 9,300 employees worldwide.  For more information, visit http://www.armstrong.com/.

As Reported Financial Highlights

FINANCIAL HIGHLIGHTS Armstrong World Industries, Inc., and Subsidiaries (amounts in millions, except for per-share amounts) (Unaudited)
	Three Months Ended September 30,	Three Months Ended September 30,	Nine Months Ended September 30,	Nine Months Ended September 30,
	2011	2010	2011	2010
Net sales	$ 773.6	$ 739.8	$ 2,207.4	$ 2,123.5
Cost of goods sold	576.7	567.8	1,665.1	1,635.3
Selling, general and administrative expenses	118.8	125.2	361.1	400.5
Restructuring charges, net	0.7	15.0	8.0	15.0
Equity (earnings) from joint venture	(15.4)	(13.2)	(44.4)	(38.6)
Operating income	92.8	45.0	217.6	111.3

Interest expense	11.3	3.9	37.6	11.8
Other non-operating expense	0.1	0.1	1.2	0.4
Other non-operating (income)	(1.7)	(4.1)	(3.1)	(5.6)
Earnings before income taxes	83.1	45.1	181.9	104.7
Income tax expense	30.6	20.5	78.0	72.7
Net income	$ 52.5	$ 24.6	$ 103.9	$ 32.0

Net earnings per share of common stock:
Basic	$ 0.89	$ 0.42	$ 1.77	$ 0.55
Diluted	$ 0.89	$ 0.42	$ 1.75	$ 0.55

Average number of common shares outstanding:
Basic	58.4	57.7	58.3	57.6
Diluted	58.8	58.2	58.8	58.1

SEGMENT RESULTS Armstrong World Industries, Inc., and Subsidiaries (amounts in millions) (Unaudited)
	Three Months Ended September 30,	Three Months Ended September 30,	Nine Months Ended September 30,	Nine Months Ended September 30,
Net sales	2011	2010	2011	2010
Building Products	$ 335.9	$ 309.8	$ 947.8	$ 862.1
Resilient Flooring	271.0	275.3	780.4	783.9
Wood Flooring	127.2	119.8	371.8	371.3
Cabinets	39.5	34.9	107.4	106.2
Total net sales	$ 773.6	$ 739.8	$ 2,207.4	$ 2,123.5

Operating income (loss)
Building Products	$ 72.4	$ 59.2	$ 191.0	$ 154.9
Resilient Flooring	10.6	10.1	20.6	14.9
Wood Flooring	17.4	(13.3)	34.3	(13.8)
Cabinets	1.7	(1.2)	1.7	(5.5)
Unallocated Corporate (expense)	(9.3)	(9.8)	(30.0)	(39.2)
Total operating income	$ 92.8	$ 45.0	$ 217.6	$ 111.3

Selected Balance Sheet Information (amounts in millions)
	(Unaudited) September 30, 2011	December 31, 2010
Assets
Current assets	$ 1,183.6	$ 1,020.7
Property, plant and equipment, net	861.0	854.9
Other noncurrent assets	1,073.5	1,046.8
Total assets	$ 3,118.1	$ 2,922.4

Liabilities and shareholders’ equity
Current liabilities	$ 394.0	$ 382.9
Noncurrent liabilities	1,511.8	1,448.7
Equity	1,212.3	1,090.8
Total liabilities and shareholders’ equity	$ 3,118.1	$ 2,922.4

Selected Cash Flow Information (amounts in millions) (Unaudited)
	Nine Months Ended September 30,
	2011	2010
Net income	$ 103.9	$ 32.0
Other adjustment to reconcile net income to net cash provided by operating activities	91.6	120.6
Changes in operating assets and liabilities, net	(65.6)	(11.3)
Net cash provided by operating activities	129.9	141.3
Net cash (used for) investing activities	(42.4)	(3.9)
Net cash (used for) financing activities	(32.2)	(27.5)

Effect of exchange rate changes on cash and cash equivalents	5.8	2.8
Net increase in cash and cash equivalents	61.1	112.7
Cash and cash equivalents, beginning of period	315.8	569.5
Cash and cash equivalents, end of period	$ 376.9	$ 682.2

Supplemental Reconciliations of GAAP to non-GAAP Results

To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (GAAP), Armstrong provides additional measures of performance adjusted to exclude the impact of foreign exchange, restructuring charges and related costs, impairments, and certain other gains and losses.  The Company uses these adjusted performance measures in managing the business, including communications with its Board of Directors and employees, and believes that they provide users of this financial information with meaningful comparisons of operating performance between current results and results in prior periods. The Company believes that these non-GAAP financial measures are appropriate to enhance understanding of its past performance, as well as prospects for its future performance.  A reconciliation of these adjustments to the most directly comparable GAAP measures is included in this release and on our website. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures.  Non-GAAP financial measures utilized by the Company may not be comparable to non-GAAP financial measures used by other companies.

CONSOLIDATED	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Adjusted EBITDA	$ 123.9	$ 112.0	$ 325.4	$ 255.7
D&A/Fx*	(26.6)	(29.0)	(79.5)	(85.6)
Operating Income, Adjusted	$ 97.3	$ 83.0	$ 245.9	$ 170.1
Cost reduction initiatives expenses	2.8	27.1	20.8	28.6
Laminate duty refunds	-	(7.0)	-	(7.0)
CEO transition costs	-	2.3	-	13.5
Restructuring	0.7	15.0	8.0	15.0
Fixed asset impairment	2.2	-	2.2	8.2
Foreign exchange impact	(1.2)	0.6	(2.7)	0.5
Operating Income, Reported	$ 92.8	$ 45.0	$ 217.6	$ 111.3
*Excludes accelerated depreciation associated with cost reduction initiatives reflected below.  Actual D&A as reported is; $27.0 million for the three months ended September 30, 2011, $48.5 million for the three months ended September 30, 2010, $88.8 million for the nine months ended September 30, 2011, and $104.9 million for the nine months ended September 30, 2010.

BUILDING PRODUCTS	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Adjusted EBITDA	$ 85.9	$ 82.3	$ 241.0	$ 205.3
D&A/Fx	(13.1)	(13.5)	(39.2)	(39.5)
Operating Income, Adjusted	$ 72.8	$ 68.8	$ 201.8	$ 165.8
Cost reduction initiatives expenses	1.2	8.4	10.7	10.0
Restructuring	-	1.0	1.5	1.0
Foreign exchange impact	(0.8)	0.2	(1.4)	(0.1)
Operating Income, Reported	$ 72.4	$ 59.2	$ 191.0	$ 154.9

RESILIENT FLOORING	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Adjusted EBITDA	$ 22.1	$ 31.8	$ 61.1	$ 54.3
D&A/Fx	(7.4)	(8.3)	(22.3)	(24.6)
Operating Income, Adjusted	$ 14.7	$ 23.5	$ 38.8	$ 29.7
Cost reduction initiatives expenses	1.6	8.5	11.2	8.4
Laminate duty refunds	-	(7.0)	-	(7.0)
Restructuring	0.7	12.1	6.1	12.1
Fixed asset impairment	2.2	-	2.2	2.1
Foreign exchange impact	(0.4)	(0.2)	(1.3)	(0.8)
Operating Income, Reported	$ 10.6	$ 10.1	$ 20.6	$ 14.9

WOOD FLOORING	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Adjusted EBITDA	$ 20.1	$ 1.2	$ 41.3	$ 7.6
D&A/Fx	(2.7)	(3.2)	(7.9)	(9.2)
Operating Income (Loss), Adjusted	$ 17.4	$ (2.0)	$ 33.4	$ (1.6)
Cost reduction initiatives (income)	-	10.0	(0.6)	10.0
Restructuring	-	0.9	(0.2)	0.9
Foreign exchange impact	-	0.4	(0.1)	1.3
Operating Income (Loss), Reported	$ 17.4	$ (13.3)	$ 34.3	$ (13.8)

CABINETS	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Adjusted EBITDA	$ 2.2	$ (0.5)	$ 3.4	$ (3.8)
D&A/Fx	(0.5)	(0.4)	(1.7)	(1.5)
Operating Income (Loss), Adjusted	$ 1.7	$ (0.9)	$ 1.7	$ (5.3)
Cost reduction initiatives	-	0.2	-	0.2
Foreign exchange impact	-	0.1	-	-
Operating Income (Loss), Reported	$ 1.7	$ (1.2)	$ 1.7	$ (5.5)

UNALLOCATED CORPORATE	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Adjusted EBITDA	$ (6.4)	$ (2.8)	$ (21.4)	$ (7.7)
D&A/Fx	(2.9)	(3.6)	(8.4)	(10.8)
Operating (Loss), Adjusted	$ (9.3)	$ (6.4)	$ (29.8)	$ (18.5)
Cost reduction initiatives (income)	-	-	(0.5)	-
CEO transition costs	-	2.3	-	13.5
Restructuring	-	1.0	0.6	1.0
Fixed asset impairments	-	-	-	6.1
Foreign exchange impact	-	0.1	0.1	0.1
Operating (Loss), Reported	$ (9.3)	$ (9.8)	$ (30.0)	$ (39.2)

	Three Months Ended				Nine Months Ended
CONSOLIDATED	September 30, 2011		September 30, 2010		September 30, 2011		September 30, 2010
	Total	Per Share	Total	Per Share	Total	Per Share	Total	Per Share
Adjusted EBITDA	$ 123.9		$ 112.0		$ 325.4		$ 255.7

D&A as reported	(27.0)		(48.5)		(88.8)		(104.9)
Accelerated Deprecation/Fx	0.4		19.5		9.3		19.3
Operating Income, Adjusted	$ 97.3		$ 83.0		$ 245.9		$ 170.1
Other non-operating (expense)	(9.5)		(0.2)		(35.6)		(7.0)
Earnings Before Taxes, Adjusted	87.8		82.8		210.3		163.1

Adjusted tax (expense) @ 42%	(36.9)		(34.8)		(88.3)		(68.5)
Net Earnings, Adjusted	$ 50.9	$ 0.86	$ 48.0	$ 0.82	$ 122.0	$ 2.07	$ 94.6	$ 1.61

Pre-tax adjustment items	(4.5)		(38.0)		(28.3)		(58.8)
Reversal of adjusted tax @ 42%	36.9		34.8		88.3		68.5
Ordinary tax	(30.4)		(16.3)		(73.8)		(39.9)
Unbenefitted foreign losses	0.1		(3.5)		(7.8)		(10.4)
Tax adjustment items	(0.5)		0.4		3.5		0.5
Federal Medicare Subsidy Adjustment	-		(0.8)		-		(22.5)
Net Earnings, Reported	$ 52.5	$ 0.89	$ 24.6	$ 0.42	$ 103.9	$ 1.75	$ 32.0	$ 0.55

CASH FLOW	Three Months Ended September 30,		Nine Months Ended September 30,
Free Cash Flow	2011	2010	2011	2010
Net Cash From Operations	$ 98	$ 85	$130	$ 141
Less: Net Cash Used for Investing	(25)	(6)	(51)	(4)
Free Cash Flow	$ 73	$ 79	$ 79	$ 137